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EXHIBIT 10.44

            EXCLUSIVE DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT

     THIS EXCLUSIVE DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT ("Agreement") is made and entered into effective as of June 23, 2005 (the "Effective Date") by and between Genesee BioMedical, Inc., a corporation organized under the laws of the state of Colorado ("GBI"), with an address at 1308 South Jason Street, Denver, Colorado 80223, and ATS Medical, Inc., a Minnesota corporation ("ATS"), with an address at 3905 Annapolis Lane, Minneapolis, Minnesota 55447, (hereinafter sometimes individually or collectively referred to as a "Party" or the "Parties," respectively).

                                    RECITALS

A. ATS and GBI are engaged in the design, development, manufacture and sale of products for use in cardiac surgery.

B. GBI has special knowledge and expertise relating to the design, development and manufacture of cardiac surgical products, including annuloplasty repair rings, c-rings and accessories, and ATS has a distribution network that is capable of marketing and selling such products.

C. ATS and GBI previously agreed in principal to certain non-binding terms and conditions regarding the development of the Products (the "Term Sheet") and after executing the Term Sheet market input data generated by the Parties' investigations have affected certain commercial considerations reflected in the Term Sheet.

D. GBI desires to manufacture the Products for ATS and to supply such quantities of Products as ATS desires, and ATS desires to obtain from GBI a supply of the Products after it has complied with the necessary FDA requirements so that ATS can exclusively distribute the Products worldwide.

E. ATS and GBI desire to formalize their relationship by entering into this Exclusive Development, Supply and Distribution Agreement for the purpose of developing, manufacturing, supplying and distributing the Products, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1. Act shall mean the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.

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1.2. Additional Product shall mean all improvements to, modifications of or subsequent generations of the Products that do not affect the form, fit or function of the Product and any support product(s) developed by GBI during the term of this Agreement.

1.3. Affiliates shall mean, with respect to either Party, those entities controlled by, in control of, or under common control with such person. For the purposes of this definition, "control" means ownership or control, direct or indirect, of more than fifty percent (50%) of the voting capital or equity participation of an entity.

1.4. ATS Confidential Information shall mean any non-public information about ATS, its development of intellectual property and its operations including, but not limited to, any non-public information or scientific or technical data, know-how, or expertise of ATS relating to the Products, existing as of the Effective Date or developed during the term of this Agreement (excluding Joint Inventions) and non-public information that relates to its financial statements, marketing or finances, market research, customers, markets, product plans, business plans, services, software, developments, inventions, processes, procedures, methods, know-how, designs, data, programs, drawings, and engineering information.

1.5. ATS Invention shall mean any invention (excluding Joint Inventions), whether or not patentable, conceived or developed without the use of any GBI Confidential Information by employees of ATS, alone or together with any third Party (including Affiliates, agents and consultants of ATS or a person or entity working in any fashion on behalf of ATS but excluding
     GBI), during the term of this Agreement, or prior to the Effective Date, specifically related to the development of the Product.

1.6. Change in Control shall mean (i) any consolidation or merger of either Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of such Party immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of such Party's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which either is a Party in which in excess of fifty percent (50%) of such Party's voting power is transferred; or (ii) a sale, lease or other disposition of all or substantially all the assets of either Party.

1.7. Demonstration Products shall have the meaning ascribed thereto in Section 3.1.

1.8. Development Period shall mean the period commencing on the Effective date and ending upon passage of necessary notice periods with no further comments from the FDA under Section 510(k) of the Act, as more particularly set forth in the Development Plan.

1.9. Development Plan shall mean the description of development activities for the Products, the responsibilities of each of the Parties in developing the Products, and the schedule for performing such activities including timing, milestone schedules, scope of work, specifications, general quality and regulatory requirements and other relevant terms and information as more particularly set forth in Exhibit A attached hereto, which the Parties may amend from time to time by mutual written agreement.


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1.10. Distribution Fee shall have the meaning ascribed thereto in Section 10.5.

1.11. FDA shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.12. GBI Confidential Information shall mean any non-public information about GBI, its development of intellectual property, and its operations including, but not limited to, any non-public information or scientific or technical data, know-how, or expertise of GBI relating to the Products existing as of the Effective Date or developed during the term of this Agreement (excluding Joint Inventions) and non-public information that relates to its financial statements, marketing or finances, market research, customers, markets, product plans, business plans, services, software, developments, inventions, processes, procedures, methods, know-how, designs, data, programs, drawings, and engineering information.

1.13. GBI Invention(s) shall mean any invention (excluding Joint Inventions), whether or not patentable, conceived or developed without the use of any ATS Confidential Information by employees of GBI, alone or together with any third Party (including affiliates, agents or consultants of GBI or a person or entity working in any fashion on the behalf of GBI excluding
     ATS), during the term of this Agreement, or prior to the Effective Date, specifically related to the development of the Product.

1.14. GMP/QSR Regulations shall mean the Good Manufacturing Practices/Quality System Regulations set forth in 21 C.F.R. Section 820.

1.15. Joint Invention shall mean any invention, discovery or idea, whether or not patentable, conceived or developed jointly by both Parties, their employees, agents or consultants (i) in the course of performing work related to this Agreement but prior to the Effective Date; (ii) in the course of performing the work contemplated under this Agreement including performance of the Development Plan; (iii) arising out of the development of the Products whether before or after the Effective Date; or (iv) that utilizes, or is a modification of, derived from or based upon an GBI Invention, GBI Confidential Information, ATS Invention, or ATS Confidential Information. Joint Inventions shall include, but shall not be limited to, the four Products identified in Section 1.22(i)-(iv).

1.16. Manufacturer of Record shall mean the Party who owns the Premarket Notification and is responsible for compliance with conditions of approval of the Premarket Notification. For purposes of this Agreement, GBI shall be the Manufacturer of Record for all Products.

1.17. Net Sales means the aggregate amount of net sales reported by ATS or any of its Affiliates from the sales of the Products to third parties, recognized in accordance with GAAP by ATS in a manner consistent with its recognition of net sales across all similar product lines, in connection with the preparation of ATS' financial statements, as publicly-reported. In addition to the foregoing, the following shall apply:


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          The term "Net Sales" shall not include revenue received by ATS (or any of its Affiliates) from transactions with an Affiliate of ATS unless such Affiliate is the end user of the Product.

1.18. New Product shall mean (i) any improvement to or modification of the Product that affects the form, fit or function and for which a new regulatory submission is required; and (ii) any and all products for heart valve repair.

1.19. Non-Product Joint Inventions shall have the meaning ascribed thereto in
     Section 6.2.

1.20. Preliminary Specifications shall mean the documents describing the form, fit, and function of the initial test quantities of Products as the case may be, at various milestones during the development process, and shall be superseded by the Specifications upon Premarket Notification to the FDA.

1.21. Premarket Notification shall mean the date on which a Product obtains FDA clearance of GBI's 510(k) Premarket Notification submission for the Products under Section 510(k) of the Act.

1.22. Product(s) shall mean annuloplasty repair rings, c-rings and accessories, including without limitation the following four annuloplasty repair products: (i) a flexible ring, (ii) a flexible c-ring, (iii) a semi-rigid ring, and (iv) a rigid ring, and related tools and accessories, as further developed by the Parties during the Development Period, and all improvements, modifications or subsequent generations of such products developed by GBI or jointly by the Parties during the term of this Agreement. "Accessories" include relevant sizers and sterilization trays.

1.23. Profit Sharing Payments shall have the meaning ascribed thereto in Section 10.6.

1.24. Remedial Action shall have the meaning ascribed thereto in Section 4.5.

1.25. Specifications shall mean the documents describing the form, fit and function of the Products that obtain clearance of its Premarket Notification by FDA under Section 510(k) of the Act.

1.26. Territory shall mean the world.

1.27. Transfer Prices shall have the meaning ascribed thereto in Section 10.1.

1.28. Unit shall mean an individual item of Product.

1.29. Vigilance Report shall mean the incident report for death or serious injury required under the post market surveillance system as defined by the European Council Directive 93/42/EEC or the relevant and applicable equivalent of any other regulatory body.


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                                    ARTICLE 2
                                   DEVELOPMENT

2.1. Development and Preliminary Specifications.

     (a) Prior to the Effective Date GBI, either alone or jointly with ATS, developed certain technical data and Preliminary Specifications for the Product. During the Development Period ATS and GBI shall (i) continue to collaborate to further develop the Products, the Preliminary Specifications, the Specifications, and the manufacturing process for the Products and (ii) conduct the activities set forth in the Development Plan, attached hereto as Exhibit A. Notwithstanding the foregoing, ATS shall have the right to approve the Preliminary Specifications, Specifications and further modifications, if any.

     (b) ATS and GBI agree that the priority for development and regulatory approval of the Products is for the U.S. market. Notwithstanding, both Parties intend that the Products be marketed in additional countries, including Europe, and that the Products will be developed to maximize the opportunity for such future market expansion.

2.2. Exclusivity. In consideration of entering into this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, GBI and ATS each agree that it shall not enter into a development or distribution agreement or otherwise undertake any development project to develop a product or manufacture or distribute any product for itself or for any third Party that competes, either directly or indirectly, with the Products.

2.3. GBI Obligations. GBI shall use its commercially reasonable efforts to develop the Products in accordance with the Development Plan including but not limited to the following activities:

     (a) Develop Preliminary Specifications and Specifications for the Products based on (i) design inputs and marketing requirements approved by ATS; and (ii) data collected during the testing of the Products;

     (b) On its own, or jointly with ATS, develop the technical know-how and manufacturing processes for manufacturing both clinical and commercial quantities of the Products, including final assembly, packaging, labeling and sterilization procedures, and quality control release specifications for the Products;

     (c) Provide status reports to ATS in writing on a monthly basis (or more frequently, but not more often than weekly, as reasonably required by
          ATS) on the progress of the Development Plan; any delays in developing the test quantities of Products;

     (d) Provide project management by participating in and attending meetings, by teleconference or otherwise, of GBI's design control process for the Products;


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     (e)  Establish and install, at GBI's sole cost and expense (except as otherwise provided by Section 5.2), all equipment and facilities necessary to effectuate the Development Plan;

     (f) Deliver to ATS on the delivery date specified in the Development Plan such test quantities of Products to be agreed upon by the Parties to permit testing to determine whether such Products meet the Preliminary Specifications or Specifications, as the case may be, under Section 3.1;

     (g) Produce the quantities of Products ordered by ATS, as more particularly set forth in Article 9;

     (h) Comply with all applicable laws and regulations regarding the conduct of work performed under the Development Plan including complying with all current governmental regulatory requirements concerning good Laboratory Practices (21 C.R.R. Part 58), GMP/QSR Regulations, and with all other federal, state and local laws and regulations as are applicable to the Development Plan for the manufacture of the Products.

     (i) Provide at least one individual employed by GBI, who will be named as co- Program Director and whose responsibility will be for the oversight of the relationship between the Parties, the Development Plan and the commercialization of the Products.

     (j)  Fund at its sole cost and expense, except as otherwise provided in
          Section 5.2, the development of the Products.

     (k) Conduct all necessary meetings and discussions with FDA and obtain all necessary IDE and IRB approvals to test the Products and obtain 510(k) clearance from the FDA for the Products.

2.4. ATS Obligations. ATS shall use its commercially reasonable efforts to assist GBI in performing its activities under the Development Plan, including but not limited to:

     (a) Furnish to GBI in accordance with the schedule as set forth in the Development Plan, marketing requirements and design inputs and such other data as may be necessary to allow GBI to develop the Preliminary Specifications and Specifications for the Product. Notwithstanding the foregoing, ATS shall have the right to approve the design of the Products and the Specifications;

     (b) Review design decisions during development of the test quantities of Products by participating in design review meeting according to the Development Plan and approve design documents at designation intervals;

     (c) Participate in and attend meetings of, by teleconference or otherwise, GBI's design control process for the test quantities of the Products and approve the design of the test Products during such meetings;


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     (d)  Provide at least one individual employed by ATS, who will be named as co-Program Director and whose responsibility will be for the oversight of the relationship between the Parties, the Development Plan and the commercialization of the Products.

     (e) Provide to GBI any required parameters or standards for the Products to allow GBI to develop protocols to be used in verifications and validation of the Products.

2.5. Joint Obligations of ATS and GBI. During the Development Period ATS and GBI shall (a) within 120 days of the Effective Date jointly develop the Development Plan, which shall be attached as Exhibit A and become part of this Agreement; and (b) perform the activities set forth in the Development Plan including but not limited to: (i) develop a comprehensive test plan to ensure verification and validation of the Products; and (ii) jointly compile the technical file necessary to obtain CE marking. If a Development Plan that is mutually acceptable to both Parties cannot be developed within such 120-day period, either Party may terminate this Agreement upon thirty
     (30) days prior written notice to the other.

2.6. Changes to Products Specifications. From time to time during the Development Period, ATS may change the requirements for the Products as a result of data generated from the Pilot Study, Pivotal Clinical Trial, and preclinical or other testing, and shall forward such revised requirements to GBI. GBI shall modify the then current Preliminary Specifications to reflect the revised requirements. ATS shall then have the opportunity to review the revised Preliminary Specifications, and test Products made in accordance with the revised Preliminary Specifications under Section 3.1.

                                    ARTICLE 3
                             DEMONSTRATION PRODUCTS

3.1. Demonstration Products. During the Development Period, GBI shall manufacture quantities of clinical test grade Products for use as demonstration Products (a "Demonstration Product") by ATS. The Development Plan shall set forth the dates when Demonstration Products shall be available to be delivered to ATS for testing. Shipments of Demonstration Products shall contain detailed Preliminary Specifications for the Products.

3.2. Acceptance. ATS shall be deemed to have accepted the Preliminary Specifications for the Products being tested as provided in the Development Plan upon ATS' written notification to GBI of its acceptance. Upon acceptance, GBI shall commence the manufacture of the Products and Demonstration Products, as the case may be, in accordance with orders placed by ATS under Sections 9.1 and 9.3, respectively.

3.3. Testing and Documentation. With each lot of Products manufactured by GBI, GBI shall supply to ATS documentation certifying in writing that each shipment of Products complies with (i) the then current Specifications and with the testing procedures described therein; and (ii) all other documentation agreed to by ATS and GBI.


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                                    ARTICLE 4
                             REGULATORY SUBMISSIONS

4.1. Medical Device Establishment Registration. GBI shall maintain a Medical Device Establishment Registration (as defined under the Act) as manufacturer and Specifications developer for the Products, as is required.

4.2. U.S. Approval. GBI shall be responsible, at its expense, for filing and obtaining and maintaining all necessary authorizations from regulatory authorities of the U.S. federal government, including the FDA, or of the various states necessary for the sale of the Products in the United States or export to foreign countries. GBI's obligations under this Section 4.2 shall include the preparation and filing of any required submissions and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Products. GBI will provide ATS with drafts of all proposed filings for U.S. federal or state regulatory authorization for review and comment by ATS in advance of filing with the applicable authority. ATS shall support the process of all regulatory filings and registrations by GBI by providing to GBI all documentation reasonably requested by GBI from ATS including, without limitation, clinical and technical information.

4.3. Foreign Approvals. GBI shall be responsible, on a timely basis, for filing, obtaining and maintaining all necessary "device" or "medical" regulatory approvals from foreign regulatory authorities necessary for the commercial sale of the Products in those foreign countries ("Foreign Approvals") into which the Parties mutually agree Products will be sold. The expense for obtaining such approvals shall be divided evenly between the Parties. If ATS desires to obtain Foreign Approvals for a country and GBI reasonably disagrees that such Foreign Approval is too costly for the anticipated sales in such country, GBI shall proceed to obtain such approval provided ATS agrees to bear the full expense of obtaining such Foreign Approval. All Foreign Approvals shall, to the extent permitted, be in GBI's name. GBI shall obtain the CE Mark in such foreign countries as ATS may determine. GBI and ATS shall work together to establish the strategy for obtaining in the most timely and efficient manner the Foreign Approvals to be obtained pursuant to this Section 4.3. GBI's obligations under this Section 4.3 shall include assisting in the preparation and filing of any required submissions relating to future commercial sale of the Products. Except as otherwise required by law or agreed by the Parties, GBI shall be primarily responsible for all dealings with the appropriate competent authority such as notification, medical device vigilance and national labeling issues, and GBI shall bear final legal responsibility for the content of all its own labeling.

4.4. Manufacturing Compliance. GBI represents and warrants to ATS that all Products manufactured and sold under this Agreement will have been manufactured, labeled, packaged and sold to ATS in accordance with ATS approved Specifications and all applicable international federal, state and local laws and regulations pertaining to medical devices including, but not limited to, the Act and GMP/QSR Regulations. GBI represents and warrants to ATS that GBI's manufacturing facility is in compliance with all GMP/QSR Regulations and ISO 13485:1996, EN 46001 requirements and that GBI has all approvals and consents required to mark the Products with the CE mark.


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4.5. Remedial Actions. Each party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Products may be subject to any recall, field corrective action or other regulatory action (other than a corrective and preventive action ("CAPA") under the Act) with respect to a Product taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment (a "Remedial Action"). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting Remedial Action; provided that ATS shall have sole responsibility for collecting information from its customers, including customer complaints. ATS will determine whether to commence any Remedial Action with respect to the Product. Each Party will maintain adequate records to permit the Parties to trace the manufacture of the Product and the distribution and use of the Product. In the event ATS determines that any Remedial Action with respect to the Product should be commenced or Remedial Action is required by any governmental authority having jurisdiction over the matter, ATS will control and coordinate all efforts necessary to conduct such Remedial Action. If ATS conducts any Remedial Action related to the Product and GBI is determined to be (either by mutual agreement or by arbitration pursuant to the terms of this Agreement) responsible for the problem requiring the Remedial Action (i.e., a problem arises from faulty manufacture), GBI, at ATS' option, will either issue a credit to ATS or reimburse ATS for the sales price of all ATS devices recalled in such Remedial Action and the other reasonable costs of conducting such Remedial Action. GBI shall have sole responsibility for handling any CAPA's. ATS shall cooperate with GBI to the extent reasonably requested by GBI in handling any CAPA.

4.6. Complaints and Medical Device Reporting. Each party will comply with applicable provisions of the Medical Device Reporting systems, including the requirements of 21 CFR Part 803, and each party will cooperate with the other for the efficient compliance therewith. ATS and GBI agree to notify the other within two (2) business days of receipt from any customer of any complaint or Medical Device Report ("MDR") filable complaint relating to the Product. ATS will investigate such complaint or MDRs/Vigilance Reports and forward to GBI all information relating to any defects in the performance, design, or quality of the Products. GBI shall investigate all instances of product failure or inadequacy documented by ATS and forwarded by ATS for investigation. GBI shall provide a written summary of the findings from such investigation to ATS within seven days following the date that GBI is informed of such complaint or MDR. ATS shall have sole responsibility for filing the MDR with the appropriate regulatory agency.

4.7. Vigilance Reporting. ATS will notify GBI in writing if a Vigilance Report is required to be filed with respect to the Product. ATS, at its sole cost and expense, will be responsible for complying with Vigilance Reporting requirements for the Product in cooperation with GBI as the manufacturer of the Product. GBI will remain responsible for any and all Product investigation as provided in Section 4.6.

4.8. ATS Audits. GBI will give ATS reasonable access to its records to allow ATS to conduct full compliance audits relating to the Product, at ATS' expense, as reasonably deemed necessary by ATS, but no more frequently than once in any twelve (12) month


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4.9. period. The audit may include, without limitation, records relating to manufacturing compliance with the Specifications, compliance with quality control and inspection reports procedures, compliance with GMP/QSR Regulations, CE mark certification records and procedures, regulatory compliance, and after the following certifications have been obtained compliance with ISO 13485:1996 and EN 46001 requirements. Such audits will be conducted during GBI's normal business hours, after two (2) weeks prior written notice to GBI by ATS, and at times mutually agreeable to the parties. GBI will make its regulatory compliance and quality assurance personnel reasonably available to ATS in connection with such audits. If ATS recommends any corrective actions to GBI in connection with such audits, GBI will take any corrective action recommended by ATS within thirty (30) days of receipt of any corrective action recommendations, if possible, or will inform ATS in writing of the reasons why GBI believes such corrective action is not required or cannot be completed within such 30-day period. ATS will be given access to audit any corrective action.

4.10. Regulatory Inspections. GBI will promptly notify ATS of any inspection of its facilities manufacturing the Product or any component part of a Product by the FDA, ISO, CE mark certification organization or other federal, state, or local regulatory agency which relates to the manufacture, assembly, or packaging of the Product and provide ATS with information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for Remedial Action, CAPA's or other adverse findings.

                                    ARTICLE 5
                         RESEARCH AND DEVELOPMENTS COSTS

5.1. Research and Development Costs. Except as otherwise provided in Section 5.2, GBI shall fund the development of the Products at its sole cost and expense as more particularly set forth in the Development Plan attached as Exhibit A. Upon commercialization of the Products, GBI shall provide, at its own cost and expense, on-going research and development and training support of the Products, as more specifically provided in Sections 12.2 and
     12.3 of this Agreement.

5.2. Payments by ATS. ATS will pay GBI ***** Dollars ($*****) upon execution of this Agreement as payments for GBI's research and development efforts. ATS will pay GBI an additional ***** Dollars ($*****) upon obtaining clearance of the 501(k) Premarket Notification filings from the FDA for the first two
     (2) of the four (4) Products identified in Section 1.22(i)-(iv).

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY

The Parties contemplate that inventions may be developed or conceived by either Party alone or by the Parties jointly in furtherance of the development set forth in this Agreement and agree with respect to such inventions as follows:

***** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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6.1. Ownership Generally. Except as otherwise specifically set forth in this
     Article 6 and subject to the licenses granted in this Agreement, GBI shall own all right, title and interest in and to GBI Confidential Information and GBI Inventions and ATS shall own all right, title and interest in and to ATS Confidential Information and ATS Inventions. The ownership of Joint Inventions shall be as set forth in Section 6.2.

6.2. Patenting Joint Inventions.

     (a) Except as otherwise set forth in this Agreement, if the Parties develop, invent or conceive a Joint Invention during the term of this Agreement, the Joint Invention(s) shall have joint ownership. Each Party shall promptly provide notice to the other and shall disclose any Joint Invention to the other in sufficient technical detail to allow the other Party to evaluate such Joint Invention. In addition, GBI shall provide ATS with sufficient information to file a patent application on the Joint Invention, if desired. ATS shall have the exclusive right (except as set forth below) to prosecute (or not prosecute and maintain as trade secret information) and maintain all patent applications related to Joint Inventions, provided the Parties are identified as co-owners of such Joint Invention, and any patents issuing therefrom and to enforce and defend such patents and/or any and all intellectual property rights arising from such Joint Inventions. Each Party represents and warrants to the other that all employees and consultants of such Party have agreements with such Party assigning rights in all inventions to ATS or GBI, as applicable.

     (b) All patent maintenance fees related to Joint Inventions shall be paid by ATS no later than thirty (30) days before the due date. ATS will notify GBI regarding each maintenance fee payment that has been made by ATS no later than fifteen (15) days before the due date. If ATS does not pay the maintenance fee for any patent as required hereby, or if ATS does not notify GBI of such payment, GBI shall have the right to pay the fee and be reimbursed by ATS for such fee and any expenses incurred (including reasonable attorneys' fees) in arranging for proper filing and payment of such fee and in seeking reimbursement from ATS.

     (c) If ATS fails to take reasonable actions to defend patents and/or intellectual property rights arising from Joint Inventions within sixty (60) days following a written demand made by GBI (or sooner if any statute of limitation or other enforceability right will expire), then GBI may commence action to defend and protect such rights. ATS shall reimburse GBI for any expenses (including reasonable attorneys' fees) incurred in such action.

     (d) Any amount recovered in any action to defend or enforce patents or intellectual property rights arising from Joint Inventions shall first be applied to the expenses of pursuing such action. Any excess recovery shall be split equally between the Parties.

6.3. Marketing Joint Inventions. Joint Inventions which constitute Products shall be manufactured and distributed pursuant to the terms of this Agreement. With respect to each Joint Invention which is not a Product (a "Non-Product Joint Invention") either Party may notify the other of its desire to further develop and commercialize such Non-Product Joint Invention. For a period of ninety (90) days after the date of delivery of such notice, the Parties shall negotiate in good faith with respect to the terms of the further development and commercialization of such Non-Product Joint Invention. During such 90-day period, neither party will enter into an agreement with any third party for the development, distribution, supply or other commercialization of such Non-Product Joint Invention and none of ATS, GBI or any officer, director, employee or representative of ATS or GBI shall solicit or conduct any discussions or negotiations with, or provide information to, any third party with respect to the Non-Product Joint Invention. Each Party will promptly communicate to the other the terms of any proposal or inquiry it receives from any third party or attempts to initiate such discussions or negotiations by any third party with respect to such a transaction. If during such 90-day period, ATS and GBI are unable to agree upon mutually acceptable terms and conditions for the development of such Non-Product Joint Invention, and such time period has not been extended by mutual agreement, then each Party shall have the right to pursue development and commercialization of the Non-Product Joint Invention pursuant to the profit sharing rights set forth in Section 6.4.

6.4. Profit Sharing from Non-Product Joint Inventions. Except as otherwise agreed in writing, any net profits made by either Party from the sale, transfer or other commercialization of a Non-Product Joint Invention shall be split evenly between the Parties. Within thirty (30) days after each calendar quarter, in which a Party has gross receipts from commercializing a Non-Product Joint Invention, such Party shall submit a report to the other Party identifying gross receipts from Non-Product Joint Inventions and a net profit calculation with a reasonably detailed explanation of the amounts deducted from gross receipts accompanied by payment of fifty percent (50%) of the net profit amount, if any.

                                    ARTICLE 7
                                  AUDIT RIGHTS

7.1. Each Party and its respective Affiliates, subdistributors, agents and sublicensees shall maintain accurate books and records in accordance with generally accepted accounting principals and showing sales of the Products and Non-Product Joint Inventions by such Party and its Affiliates, subdistributors, agents and sublicensees in sufficient detail to enable Net Sales and/or net profits pursuant to Section 6.4 payable hereunder to be determined and to otherwise enable each Party to monitor compliance by the other with the terms of this Agreement. Each Party (or its accountants) shall have the right to inspect such books and records at reasonable intervals (but no more frequently than once in any twelve (12) month period) and upon reasonable prior written notice. Such inspections shall occur during normal business hours at the offices of the Party being inspected and at the expense of the inspecting Party; provided, however, that if such inspection shall reveal an underpayment by a Party of amounts actually due of more than five percent (5%), then the Party being inspected shall bear the expense of such inspection. Any deficiencies in payment shall be immediately due and payable together with interest at the rate of eighteen percent (18%) per annum from the date or dates such amounts should have been paid.

                                    ARTICLE 8
                      APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

8.1. Scope. Subject to the terms and conditions of this Agreement, GBI grants to ATS and its Affiliates the exclusive right to market, sell and distribute the Products in the Territory.

8.2. Exclusivity. ATS' distribution rights under this Agreement shall be exclusive in the Territory for the Products. GBI represents and warrants to ATS that GBI has not entered into any other agreements, written or oral, with any third party permitting the sale or distribution of Products in the Territory, and covenants and agrees that during the term of this Agreement, GBI will not enter into any such agreement or itself sell or distribute any Products in the Territory.

8.3. Subdistributors and Subagents. ATS may appoint subdistributors or subagents for distribution of the Products in the Territory, and will provide to GBI a list of such subdistributors from time to time. Notwithstanding such appointment of subdistributors, ATS shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any sales by GBI to such subdistributor shall be billed by GBI to ATS directly.

8.4. Additional Products. ATS' right to distribute Products under this Agreement includes the right to distribute Additional Products. If GBI, individually or jointly with ATS, develops Additional Products during the term of this Agreement, GBI shall notify ATS in writing promptly after GBI estimates the date that such Additional Product will be available for commercial sale in the Territory, and this Agreement shall automatically be amended to include any such Additional Products.

8.5. New Products.

     (a) If GBI or ATS develops a New Product (excluding a Joint Invention) during the term of this Agreement, GBI or ATS, as applicable, shall notify the other Party in writing (a "New Product Development Notice") promptly after GBI or ATS, as applicable, estimates the date that such New Product will be available for commercial sale in the Territory, and (i) if GBI develops a New Product, ATS will have the right for a period of ninety (90) days after the date ATS receives the New Product Development Notice to negotiate distribution rights, transfer pricing, and other terms and conditions applicable to such New Product on terms that are substantially consistent with this Agreement and (ii) if ATS develops a New Product, GBI will have the right for a period of ninety
          (90) days after GBI receives the New Product Development Notice to negotiate manufacturing rights and other terms and conditions applicable to such New Product on terms that are substantially consistent with this Agreement. During such 90-day period, GBI or ATS, as applicable, will not enter into an agreement with any other party for the distribution or manufacture, as applicable, of such product in the Territory and neither GBI or ATS, as applicable, nor any officer, director, employee or representative of GBI or ATS, as applicable, shall solicit or conduct any discussions or negotiations with, or provide information to, any third party with respect to the grant by GBI of distribution rights or by ATS of manufacturing rights for the New Products, or the grant by GBI or ATS, as applicable, of license or sublicense rights to use, make or sell the Product. GBI or ATS, as applicable, will promptly communicate the terms of any proposal or inquiry it receives from any third party, or attempts to initiate such discussions or negotiations by any third party with respect to such a transaction.

     (b) If during such 90-day period, GBI and ATS are unable to agree upon mutually acceptable terms and conditions for the distribution or manufacture of New Products, and such time period has not been extended by mutual written agreement, the notifying Party shall have no further obligation to the other under this Section 8.5 and such notifying Party may then at any time thereafter and from time to time, grant distribution or manufacturing rights, as applicable, to such New Product to any one or more third parties on such terms as may then be acceptable to the notifying Party.

     (c) Notwithstanding the foregoing, each New Product (excluding a Joint Invention) that is developed by GBI or ATS shall require that a New Product Development Notice be provided to the other Party with the rights of first negotiation contained in this Section 8.5.

                                    ARTICLE 9
                         SUPPLY AND ORDERS FOR PRODUCTS

9.1. Purchase Orders. ATS shall submit purchase orders to GBI for the Products at the time that each forecast is updated pursuant to Section 9.3. Each purchase order shall cover the portion of the forecast that has become a firm order under Section 9.3 of this Agreement and shall, at a minimum, include: (a) identification of the Products ordered; (b) quantity; (c) requested delivery date; and (d) shipping instructions and shipping address.

9.2. Acceptance of Orders. Except as otherwise provided in Section 9.4, all purchase orders issued in accordance with this Agreement shall be automatically accepted by GBI. Purchase orders for the Products must be received by GBI at least sixty (60) days prior to delivery date requested. Each purchase order shall be deemed to be an offer by ATS to purchase the Products pursuant to the terms of this Agreement and shall give rise to a contract between ATS and GBI for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in ATS' purchase order or any GBI or ATS acceptance, confirmation, invoice or other document, unless the specific additional or contrary terms are stated in writing and duly signed by an officer of ATS and an officer of GBI.

9.3. Forecasts. Commencing on the Effective Date of this Agreement, ATS shall furnish to GBI within ten (10) days of the end of each month thereafter a written rolling 12-month forecast of its expected orders of Products in the Territory. The first forecast delivered as of or following the Effective Date shall be mutually agreed upon by the Parties. Thereafter, forecasts may not be increased by more than thirty percent (30%) in any month or fifty percent (50%) in any 12-month period without discussing the same with GBI and providing GBI with a reasonable amount of time to increase its manufacturing capabilities to satisfy the increased demand. The first three months of each forecast shall constitute a firm order to purchase the units of the Products specified in the forecast. The last nine months of each forecast shall constitute a non-binding good faith estimate of expected orders for Products.

9.4. Order Limitations. GBI shall not be required to deliver quantities in excess of [120%] of forecasted requirements unless GBI has been given at least 90-days advance written notice of the quantities to be delivered which exceed the forecasted amounts; provided, however, that GBI shall use all commercially reasonable efforts to supply such excess. If GBI incurs additional expenses, such as overtime for employees to deliver quantities in excess of [120%] of the forecasted requirements, such expenses will be passed on to ATS in the Transfer Prices.

9.5. Modification of Orders. Except as otherwise provided in Section 9.4, no purchase order shall be modified or canceled except upon the mutual agreement of the parties, which shall not be unreasonably withheld by either party. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the changed purchase order so states. Notwithstanding the foregoing, any purchase order may be canceled by ATS as to any Products which are not delivered within thirty (30) days of the delivery date requested by ATS pursuant to a purchase order submitted to GBI under Section 9.1 and accepted by GBI under Section 9.2 (the "Requested Delivery Date"), and any such cancellation shall not limit or affect any contract remedies available to ATS with respect thereto. Any such cancellation by ATS must be by written notice to GBI given within 45 days following the requested delivery date and shall be effective as of the date received by GBI.

9.6. Shipment. All Products sold by GBI to ATS shall be shipped by GBI free on board ("F.O.B.") GBI's facility (the "Shipping Point") addressed to ATS' address set forth on the first page of this Agreement (the Shipping Point"). GBI shall bear all risk of loss prior to GBI's delivery of the Products to a common carrier at the Shipping Point, and shall have no further responsibility for the Products after it has delivered the Products to the common carrier. ATS assumes all risk of loss upon GBI's delivery of the Products to a common carrier at the Shipping Point. ATS shall pay all loading, freight, shipping, insurance, forwarding and handling charges, taxes, fees, storage, and all other charges applicable to the Products after they are delivered by GBI to the common carrier at the Shipping Point. If ATS requests any expedited shipping due to a modification of its purchase order pursuant to Section 9.5, ATS shall be responsible for all such expedited shipping costs.

9.7. Inspection.

     (a) GBI will inspect and test the Product as required by the Specifications; however, ATS shall be responsible for testing of or obligated to test the Product. ATS will inspect all incoming Product. Upon notification to GBI, ATS will have the right to reject any lot that contains Product that does not meet the Specifications

          ("Nonconforming Product"). ATS will provide GBI with information as to the reason for the rejection of the Nonconforming Product including a description of the test procedure and results, if any, on which the rejection is based within 45 days of receipt therefor. GBI will instruct ATS as to the disposal or return of Nonconforming Product. If GBI instructs ATS to return Nonconforming Product, GBI will be responsible for such return shipping charges. At ATS' option, GBI will either (i) replace the Nonconforming Product, including units of Product that may have been damaged in the inspection process, without additional cost to ATS, permit ATS to issue a debit memorandum to GBI for the purchase price of the Nonconforming Product, and will re-invoice ATS for the Product shipped to replace the Nonconforming Product at the time of shipment of the replacement product; or (ii) credit ATS for the purchase price of Nonconforming Product after receipt of ATS' debit memorandum related to such Nonconforming Product.

     (b) Any claims for shipping damage shall be submitted by ATS to the common carrier.

9.8. Process or Material Changes. No material changes, modifications, deviations or exceptions to the Specifications, materials or fabrication manufacturing or packaging processes may be made without 60-days prior written notice to ATS by GBI. Any such material changes to the Specifications, materials, fabrication, manufacturing or packaging processes proposed to be implemented by GBI shall be subject to the prior review by ATS for safety and efficacy and shall not be implemented for at least such 60-day period. GBI shall also provide, at its sole cost and expense, a limited number of samples of the Product incorporating the proposed change for such prior evaluation during the 60-day period. If ATS objects to the changes based on safety and efficacy reasons, ATS shall provide a written explanation of such objections to GBI and if the parties cannot agree to a solution, either party may terminate this Agreement upon 30-days prior written notice unless ATS waives its objection. If ATS does not respond to the notice, GBI may implement any such material changes after expiration of the 60-day period.

9.9. Packaging, Sterilization and Labeling. GBI shall be responsible for packaging, labeling, instructions for use, and any necessary sterilization of Products purchased under this Agreement. GBI shall deliver the text of proposed packaging, labeling, instructions for use to ATS for its review and comment prior to printing. GBI shall prepare packaging, labeling and instructions for use in all foreign languages that ATS reasonably requests at GBI's sole cost and expense, except that ATS will pay fifty percent (50%) of the cost of translating the instructions for use into any foreign language. The Products will be labeled as "Manufacturer: GBI" and "Distributor: ATS or ATS Medical, Inc." ATS hereby grants GBI a limited, non-exclusive, license to use ATS' name in accordance with ATS' instructions, solely for purposes of packaging and labeling Products sold by GBI to ATS or its Affiliates under this Agreement.

9.10. Subcontracts and Suppliers. If ATS is required to place its CE mark certification on the Product, GBI will promptly supply ATS a list of GBI's subcontractors and suppliers contributing to the manufacture of the Product. After GBI has supplied ATS with such

9.11. list, GBI shall provide ATS with at least 30-days notice of any proposed change in such subcontractors and suppliers.

                                   ARTICLE 10
                               PRICES AND PAYMENTS

10.1. Transfer Prices. The purchase price of all Products sold hereunder, F.O.B. Shipping Point, shall be at the ***** of GBI for such Products ("Transfer Prices"). The current Transfer Prices are reflected on Exhibit C. Such prices may be amended by GBI from time to time upon written notice to ATS as GBI's *****.

10.2. Payment Terms. GBI will invoice ATS upon delivery of Products. Invoices for Products shall be due and payable in full within ***** (*****) days from the date of invoice.

10.3. Taxes. The transfer prices for Products set forth in Exhibit C do not include any sales, use, value added or similar taxes, customs duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imposed on ATS by any country in the Territory. ATS shall pay or reimburse GBI for all such amounts incurred in connection with ATS' purchase of Products; provided, however, that GBI shall pay all income or franchise taxes imposed upon the income of GBI.

10.4. Resale Prices. ATS may resell the Products at such prices, as ATS in its sole discretion, shall determine.

10.5. Distribution Fee. ATS will retain ***** percent (*****%) of ***** prices of the Products as a distribution fee to compensate ATS for its sales and marketing costs (the "Distribution Fee").

10.6. Profit Sharing Payments. Within thirty (30) days after each calendar quarter during which Product sales occur under this Agreement, ATS will pay to GBI a profit sharing payment ("Profit Sharing Payment") based on the following formula:

          *****, minus each of the following: (i) less the ***** of such Products, (ii) less the *****, (iii) less the *****; and the result shall be divided by ***** (*****).

     Such Profit Sharing Payment shall be accompanied by a report setting forth in reasonable detail the calculation of the Profit Sharing Payment.

                                   ARTICLE 11
                      GENERAL RIGHTS AND OBLIGATIONS OF ATS

11.1. Sales and Marketing. ATS will provide its standard level of sales and marketing support for the Products and will use commercially reasonable efforts to further the promotion, marketing, sale and other distribution of the Products in the Territory. ATS will develop and produce brochures and other marketing and sales literature for the Product.

11.2. Post-Marketing Studies. ATS may, in its sole discretion and at its expense, pursue authorship and publication of post-marketing or white paper studies to increase market

***** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

11.3. awareness of the Products. GBI will assist ATS by providing marketing materials and manufacturing information reasonably necessary to support such studies. ATS shall provide GBI with sufficient opportunity to review any such proposed publications and ATS shall agree not to publish GBI Confidential Information or publish any information that will affect GBI's ability to seek patent protection.

11.4. Marketing Materials. ATS shall be responsible for the preparation of sale and marketing materials for the marketing and sale of the Products, including the translation, adaptation and/or modification of GBI's sales and marketing materials, as deemed appropriate by ATS, to reflect local culture or business practices and languages, and to reflect ATS as the exclusive distributor of the Product. GBI will cooperate with ATS in the preparation of ATS' sales and marketing materials. ATS shall submit all marketing material to GBI for GBI's prior approval, which approval shall not be unreasonably withheld.

11.5. Training. ATS shall provide its sales force with all reasonably necessary and appropriate training and support regarding the use of the Products.

11.6. Alteration of Products. ATS, its Affiliates and agents shall not, in any way, alter the Products or remove, cover, change, alter or add to the labels attached to the Products by GBI, except with GBI's prior written approval.

11.7. Import Approvals. ATS shall be responsible for obtaining all import licenses and permits (other than regulatory approvals described in Article
     4) as may be required to import the Products into such countries as are selected by ATS in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Products shall be in the name of ATS, whenever feasible in accordance with prevailing laws and regulations. GBI shall cooperate fully with ATS in its efforts to obtain any such approvals.

                                   ARTICLE 12
                      GENERAL RIGHTS AND OBLIGATIONS OF GBI

12.1. Manufacture and Supply of Products. During the term of this Agreement, GBI shall manufacture and sell Products to ATS in accordance with the Specifications and the terms and conditions set forth in this Agreement. If GBI fails to manufacture the Products in accordance with the Specification or is unable meet the volume requirements established in accordance with this Agreement, GBI shall promptly notify ATS in writing of such manufacturing deficiency. In addition, if ATS becomes aware of any such manufacturing deficiency, ATS shall have the right provide written notice to GBI of such manufacturing deficiency. If GBI is not able to cure the deficiency within three months of notice from either GBI or ATS will be automatically granted the right to manufacture the Products and GBI shall provide all documentation and assistance necessary for ATS to manufacture the Products.

12.2. Training and Support. GBI shall (a) assist, at no charge, in the training of ATS' sales personnel representing the Products with respect to the promotion and use of the Products; and (b) travel, at ATS' sole cost and expense, with ATS' sales personnel to assist in problem solving, market needs identification and general market development, in each case as may be reasonably requested by ATS.

12.3. Research and Development. GBI will continue its product development programs, at its sole expense, and will not materially reduce its spending on research and development from current levels. ATS will provide GBI feedback from ATS' sales force with regard to market needs and GBI will use commercially reasonable efforts to develop product enhancements to meet these needs.

12.4. Marketing Samples. GBI will provide to ATS, at no charge, the number of non-sterile samples of the Products set forth on Exhibit D in the first year of this Agreement. ATS will provide such samples to its sales force and customers at no charge. At ATS' request, GBI shall sell to ATS additional non-sterile samples at the price per Unit set forth on Exhibit
     D. Exhibit D shall be updated as Additional Products are added to this Agreement and annually by mutual agreement of the Parties.

12.5. Sales Leads. GBI shall forward to ATS all leads for sales of Products in the Territory.

12.6. Export. GBI shall be responsible for obtaining all required export licenses and other authorizations and permits from the United States Government for the sale of the Products to ATS. ATS shall cooperate fully with GBI in its efforts to obtain any such approvals.

                                   ARTICLE 13
                              TERM AND TERMINATION

13.1. Term. This Agreement shall take effect as of the date first above written and shall continue in force for a period of five years (the "Initial Term") from the Effective Date. Thereafter, this Agreement shall automatically renew for consecutive one year terms for an indefinite number of additional one year terms (each a "Renewal Period"), unless either ATS or GBI gives written notice of termination to the other at least six months prior to the end of the Initial Term or a Renewal Period, as applicable.

13.2. Termination. Notwithstanding the provisions of Section 13.1, this Agreement may be terminated in accordance with the following provisions:

     (a) Either Party may terminate this Agreement at any time by giving notice in writing to the other Party, which notice shall be effective upon dispatch, should the other Party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business.

     (b) Either Party may terminate this Agreement by giving notice in writing to the other Party should an event of Force Majeure, as defined below, continue for more than six months.

     (c) Either Party may terminate this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of this Agreement and shall have failed to cure such breach within sixty (60) days of receipt of written notice thereof specifying the breach in detail from the non-breaching Party, unless such breach cannot be cured within such 60-day period, in which case the breaching Party shall have undertaken good faith effort to cure such breach within such 60-day period.

     (d) ATS may terminate this Agreement by giving thirty (30) days notice in writing to GBI, which notice shall be effective upon dispatch, should ATS exercise its right of first refusal option as provided in Section
          19.1 or if there shall occur a Change in Control of GBI.

13.3. Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

     (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.

     (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

     (c) ATS shall be permitted to resell any inventory of Products on hand at the time of termination.

     (d)  ATS' and GBI's obligations pursuant to Sections 10.6, 15.1, 15.3 and
          15.4 and Articles 6, 7, 14, 16 and 17 shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

                                   ARTICLE 14
                               PRODUCT WARRANTIES

14.1. Warranty. GBI warrants to ATS that the Products sold to ATS under this Agreement will meet the then current Preliminary Specifications or Specifications for Products, as the case may be, and will be free from defects in design, manufacturing, materials and workmanship under normal intended use and service, in accordance with all applicable FDA, QSR, and CE standards and requirements for a period of twelve (12) months from the date of delivery to ATS. During the 12-month period, GBI will repair or replace, at GBI's sole option, any defective Product at no charge to ATS provided that ATS returns the Product to the Shipping Point at GBI's expense, properly packed, and further provided, in all cases, that such repair or replacement is conditioned upon a finding by GBI that the repair or replacement is attributable solely to a defect in materials or workmanship and not to improper use, accidents, fault or negligence of ATS or user, or other causes. Replacement shall mean furnishing a new shipment (F.O.B. place of original shipment) of the Product in an amount sufficient to replace any Product found to be defective. Prior to returning any Products alleged to be defective, ATS shall notify GBI in writing of the claimed defect and shall include the lot and serial number of such Products, as well as the number and date of the invoice therefor. Any Products that does not otherwise appear defective but is deemed defective by a physician using the Products shall be replaced by GBI at a cost to ATS of 50% of the then applicable Transfer Price for such Product.

14.2. Limited Warranty and Limitation of Liability. THE WARRANTIES SET FORTH IN
     SECTION 14.1 ARE INTENDED SOLELY FOR THE BENEFIT OF ATS. ALL CLAIMS HEREUNDER SHALL BE MADE BY ATS AND MAY NOT BE MADE BY ATS' CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY GBI, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDIES OF ATS FOR BREACH OF PRODUCT WARRANTY SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS AGREEMENT. IN NO EVENT SHALL GBI BE LIABLE FOR ANY LOST PROFITS OR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND, FOR ANY REASON WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, CHARGES BASED ON NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY, OR ANY OTHER THEORY, EVEN IF GBI SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

14.3. ATS Warranty Obligations. ATS shall not make any representations or warranties with respect to Products or GBI's liability therefore except as set forth in this Article.

                                   ARTICLE 15
                           REPRESENTATIONS, WARRANTIES
                               AND INDEMNIFICATION

15.1. Indemnification.

     (a) Cross Indemnity. GBI and ATS hereby agree to indemnify, defend and hold each other harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys' fees) which arise or result from their respective misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision hereof. Further, each Party agrees to indemnify, defend and hold the other Party harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys' fees) which arise or result from activities on the part of the Other Party in carrying out clinical studies, where a third party may sue the first Party based on alleged violations by the other Party of HIPPA, or other statutory regulations related to carrying out a clinical activity. In addition, ATS shall indemnify, defend and hold GBI harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys' fees) which are the result of ATS' relationship with an Affiliate, subdistributor of ATS or any other third parties appointed by ATS to distribute the Product.

     (b) Products Liability. GBI hereby agrees to defend, indemnify and hold ATS and its Affiliates (each an "ATS Indemnified Party") harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys' fees) which arise out of or result from personal injury incident to the use of any Products to the extent resulting from the failure of GBI to manufacture the Products to meet the Preliminary Specifications or Specifications, as the case may be. As a condition precedent to GBI's obligation under this Section 15.1(b), the ATS Indemnified Party charged in such suit shall promptly notify GBI and shall not settle any suit in which it seeks indemnification hereunder without GBI's prior written approval and GBI shall have the right to defend such actions at its sole expense.

          ATS hereby agrees to defend, indemnify and hold GBI and its Affiliates (each a "GBI Indemnified Party") harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys' fees) which arise out of or result from personal injury incident to the use of any Products to the extent resulting from a defect in the Preliminary Specifications or Specifications, as the case may be. As a condition precedent to ATS' obligations under this Section 15.1(b), the GBI Indemnified Party charged in such suit shall promptly notify ATS and shall not settle same without ATS' prior written approval and ATS shall have the right to defend such actions at its sole expense.

15.2. Insurance Requirements.

     (a) GBI Insurance Requirements. GBI will carry product liability insurance covering any loss, damage, expense or liability incurred or suffered by any Party other than GBI arising out of any use of a Product. Such policy or policies shall (i) have aggregate limits of liability of not less than $1,000,000 with respect to any incident or occurrence and of not less than $2,000,000 in the aggregate on the Effective Date; (ii) name ATS as an additional insured Party; (iii) provide for a deductible or retained amount of not more than $100,000; and (iv) provide that such policy may not be canceled except upon not less than 30 days' written notice to both GBI and ATS. Upon request, GBI shall provide such evidence of the effectiveness of such insurance to ATS. GBI shall use commercially reasonable efforts to increase such insurance to $10,000,000 in the aggregate before the first date clinical quality Products are delivered pursuant to this Agreement.

     (b) ATS Insurance Requirements. ATS will carry product liability insurance covering any loss, damage, expense or liability incurred or suffered by a Party other than ATS arising out of any use of a Product. Such policy or policies shall (a) have aggregate limits of liability of not less than $1,000,000 with respect to any incident or occurrence and of not less than $10,000,000 in the aggregate; (b) name GBI as an additional insured Party; (c) provide for a deductible or retained amount of not more than $1,000,000; and (d) provide that such policy may not be canceled except upon not less than 30 days' written notice to both GBI and ATS.

          Upon request, ATS shall provide evidence of the effectiveness of such insurance to GBI.

15.3. Third Party Claims. If a claim by a third party is made against an indemnified Party and if the indemnified Party intends to seek indemnity with respect thereto under this Article 15, such indemnified Party shall promptly notify the indemnifying Party of such claim; provided, however, that the failure to give timely notice shall not affect the rights of the indemnified Party so long as such failure to give timely notice does not adversely affect the indemnifying Party's ability to defend such claim against a third Party. The indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party. The indemnifying Party shall have control of the defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that, the indemnifying Party shall not enter into any settlement or compromise which may adversely affect the indemnified Party without the indemnified Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party assumes the defense of such claim, the indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified Party in connection with the defense thereof. The indemnified Party may participate, at its own cost and expense, in the defense of any such claim; provided, however, that such defense shall be controlled by the indemnifying Party.

15.4. Cooperation as to Indemnified Liability. Each Party hereto shall cooperate fully with other Parties with respect to access to books, records, or other documentation within such Party's control, if deemed reasonably necessary or appropriate by any Party in the defense of any claim, which may give rise to indemnification hereunder.

15.5. ATS' Representations and Warranties. ATS hereby represents and warrants to GBI that as of the date hereof:

     (a) ATS is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and this Agreement has been duly authorized by all necessary corporate action.

     (b) This Agreement is the legal, valid and binding obligation of ATS, enforceable against ATS in accordance with its terms.

     (c) Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by ATS of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which ATS is or may be bound or affected.

     (d) ATS is the sole and exclusive owner of the ATS Inventions and ATS Confidential Information, free and clear of any security interests, claims, encumbrances or charges of any kind, and has full right, power and authority to enter into this Agreement and to grant to GBI the rights granted and to be granted hereunder.

     (e) To the best of ATS' knowledge, ATS Inventions are valid and enforceable, and the rights and licenses granted under this Agreement do not infringe any patent, copyright, trademark, license or other intellectual property right of any third party and do not misappropriate any trade secret of any third party.

     (f) There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of ATS, threatened or contemplated by or against or involving ATS or its shareholders, directors or officers (but only in their capacity as such), ATS Inventions, ATS Confidential Information or this Agreement, whether at law or in equity, before or by any person, entity governmental or quasi-governmental, administrative or regulatory agency or any court.

     (g) All proprietary technical information developed by and belonging to ATS that has not been patented has been kept confidential.

     (h) Except as otherwise set forth on Exhibit B, ATS has not patented or applied for patent protection on any the technology it proposes to use in developing the Product.

     (i) ATS is not under any obligations inconsistent with the provisions of this Agreement.

15.6. GBI's Representations and Warranties. GBI hereby represents and warrants to ATS that as of the date hereof:

     (a) GBI is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and this Agreement has been duly authorized by all necessary corporate action.

     (b) This Agreement is the legal, valid and binding obligation of GBI, enforceable against GBI in accordance with its terms.

     (c) Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by GBI of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which GBI is or may be bound or affected.

     (d) GBI is the sole and exclusive owner of the GBI Inventions and GBI Confidential Information, free and clear of any security interests, claims, encumbrances or charges of any kind other than a term loan with Community Banks of Colorado, and has full right, power and authority to enter into this Agreement and to grant to ATS the rights granted and to be granted hereunder.

     (e) To the best of GBI's knowledge, GBI Inventions are valid and enforceable, and the rights and licenses granted under this Agreement do not infringe any patent, copyright, trademark, license or other intellectual property right of any third party and do not misappropriate any trade secret of any third party.

     (f) There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of GBI, threatened or contemplated by or against or involving GBI or its shareholders, directors or officers (but only in their capacity as such), GBI Inventions, GBI Confidential Information or this Agreement, whether at law or in equity, before or by any person, entity governmental or quasi-governmental, administrative or regulatory agency or any court.

     (g) All proprietary technical information developed by and belonging to GBI that has not been patented has been kept confidential.

     (h) Except as otherwise set forth on Exhibit B, GBI has not patented or applied for patent protection on any the technology it proposes to use in developing the Product.

     (i) GBI is not under any obligations inconsistent with the provisions of this Agreement.

                                   ARTICLE 16
                            CONFIDENTIAL INFORMATION

16.1. Confidentiality. Except as otherwise specifically provided in this Agreement, ATS and GBI each agree that during the term of this Agreement and for a period of five (5) years thereafter, it will not use any GBI Confidential Information or ATS Confidential Information, respectively, for any purpose other than as permitted or required for performance by such Party under this Agreement and not to disclose or provide any Confidential Information to any third Party and to take all reasonably necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants. Upon request of the other Party or termination of this Agreement, each Party shall return all such Confidential Information to the other Party.

16.2. Existence of Agreement. The existence of this Agreement and the participation of the Parties in it shall be deemed to be confidential information subject to the provisions of this Article 16. Any publication, public reference or other transfer of information into the public sector regarding the relationship as defined in the Agreement or any of the terms contained in the Agreement shall be prohibited without prior written consent of the other Party.

16.3. Exclusions to Confidential Information. Confidential Information of either Party shall exclude information that:

     (a) was already in the possession of receiving Party prior to its receipt from the disclosing Party (provided that the receiving Party is able to provide the disclosing Party with reasonable documentary proof thereof);

     (b) is or becomes part of the public domain by reason of acts not attributable to the receiving Party;

     (c) is or becomes available to receiving Party from a source other than the disclosing Party which source, to the best of receiving Party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosure Party with respect thereto;

     (d) is made available by the disclosing Party to a third Party unaffiliated with the disclosing Party on an unrestricted basis;

     (e) is independently developed by the receiving Party completely without reference to any Confidential Information of the disclosing Party, as evidenced by the receiving Party's written records; or

     (f) has been or must be publicly disclosed by reason of legal accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving Party.

     All Confidential Information disclosed by one Party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is proprietary or confidential.

                                   ARTICLE 17
                    PATENTS AND INTELLECTUAL PROPERTY RIGHTS

17.1. Defense of Claims. Except with regard to Joint Inventions covering the Product, GBI shall, at its own expense, defend any suit instituted against ATS which is based on an allegation that any Product constitutes an infringement of any patent or any other intellectual property right protected under the laws of the United States, any State of the United States, or any other nation. GBI shall have control of the defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that, GBI shall not enter into any settlement or compromise which may adversely affect ATS without ATS' consent, which consent shall not be unreasonably withheld. GBI shall indemnify ATS against any award of damages and costs made against ATS as a result of any such action.

17.2. Limitation of Liability. GBI shall have no liability of any kind to ATS under Section 17.1 or based upon any other claim ATS may have to the extent any such claim is based upon or arises out of (a) the use of any Product in combination with an apparatus or device not manufactured, supplied or approved by GBI, (b) the use of any Product in a manner for which it was not designed or intended to be used, or (c) any modification of any Product by ATS or any third party which causes it to become infringing.

17.3. Replacement Product. In order to avoid or limit any liability for infringement, GBI may, at any time and irrespective of whether it shall be obligated to do so by order of any court, at its expense and option replace any Product with a non-infringing item providing substantially the same performance and has received all necessary regulatory approvals.

17.4. Intellectual Property. GBI represents and warrants to ATS that: (a) Except with respect to Joint Inventions, GBI owns or possesses licenses or other rights to use all Intellectual Property used in the development, manufacture or sale of the Products ("GBI Intellectual Property"); (b) no claim is pending or threatened to the effect that the Product or GBI's use of GBI Intellectual Property infringes upon or conflicts with the valid rights of any other person under any Intellectual Property, and, to the best of GBI's knowledge, there is no basis for any such claim; (c) no claim is pending or threatened to the effect that any such GBI Intellectual Property is invalid or unenforceable by GBI, and, to the best of GBI's knowledge, there is no basis for any such claim (whether or not pending or threatened) and (d) all proprietary technical information developed by and belonging to GBI which has not been patented has been kept confidential.

17.5. Protection of GBI's Intellectual Property and Improvements. GBI shall be responsible for filing and prosecuting all U.S. and foreign patent, copyright and mask work applications it deems necessary or appropriate to protect GBI Intellectual Property.

                                   ARTICLE 18
                                   TRADEMARKS

18.1. License. GBI hereby grants to ATS a non-exclusive, non-transferable, and royalty-free right and license to use GBI's trademarks, trade names and logotypes in connection with the sale, distribution, promotion and advertising of the Products as long as such trademarks are used by ATS in accordance with GBI's standards, specifications and instructions, but in no event beyond the term of this Agreement. ATS shall not acquire any right, title or interest under the laws of any nation in such trademarks, trade names or logotypes of GBI other than the foregoing limited license and shall not attempt to assert or register any such right, title or interest. ATS shall not use any of GBI's trademarks, trade names or logotypes as part of ATS' corporate or trade names or permit any third party to do so without the prior written consent of GBI. ATS shall permit GBI to inspect any material on which GBI's trademarks, trade names and logo types appear, and ATS agrees to make any changes reasonably required by GBI. ATS shall in addition have the right to promote and sell the Products under trademarks, trade names and logotypes of ATS selected by ATS, which trademarks, trade names and logotypes shall be and shall remain the property of ATS.

18.2. Infringement. ATS shall promptly notify GBI of any use by any third party of GBI's trademarks, trade names or logotypes or any use by such third parties of similar marks which may constitute an infringement or passing off of GBI's trademarks, trade names or

18.3. logotypes of which ATS has knowledge. GBI reserves the right in its sole discretion to institute any proceedings against such third party infringers and ATS shall refrain from doing so. ATS agrees to cooperate fully with GBI in any action taken by GBI against such third parties, provided that all expenses of such action shall be borne by GBI and all damages which may be awarded or agreed upon in settlement of such action shall accrue to GBI.

18.4. Termination of Use. ATS acknowledges GBI's proprietary rights in and to GBI's trademarks, trade names and logotypes, and ATS hereby waives all right to any trademarks, trade names and logotypes now or hereafter originated by GBI. ATS shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of GBI's trademarks. Upon termination of this Agreement, ATS shall cease using GBI's trademarks, trade names and logotypes in any manner, subject to ATS' right, if any, to continue to sell Products held in inventory.

                                   ARTICLE 19
           RIGHT OF FIRST REFUSAL UPON PROPOSED SALE OF PRODUCT LINE;
                                PAYMENT UPON SALE

19.1. Right of First Refusal.

     (a) If GBI receives any offer to purchase, or reaches an agreement in principal (subject to ATS' rights under this Article) with, or otherwise determines that it is willing to accept an offer from, any third party, which agreement or offer includes terms and provisions regarding the sale, license or other transfer of any GBI Intellectual Property used in the development, manufacture, processing, packaging, sterilization, or sale of the Products (whether as an entire product line, or as one, several or all of the Products), then GBI shall, within ***** (*****) days after receipt of any such offer or agreement in principal, or after such determination, notify ATS in writing thereof (referred to in this Section 19.1 as "GBI's Notice"). GBI's Notice shall (i) specify the pricing, terms, conditions, timing and all material provisions with respect to the proposed transaction, (ii) identify the proposed party or parties to such transaction, and (iii) include a copy of the proposed agreement in principal or offer for the proposed transaction between GBI and the proposed third party or parties.

     (b) ATS shall have the irrevocable right and option (referred to in this Section 19.1 as the "first refusal option"), exercisable in writing to GBI any time within ***** (*****) days after ATS' receipt of GBI's Notice (the "Option Period"), to elect to enter into such proposed transaction upon the same pricing (or the monetary equivalent of any nonmonetary consideration), terms, conditions and other material provisions as set forth in GBI's Notice. If ATS so elects to exercise its first refusal option, GBI and ATS shall use their best efforts to consummate such proposed transaction within ***** (*****) days following exercise of the first refusal option by ATS.

***** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     (c) Subject to ATS' rights under Section 19.2 below, if ATS fails to exercise its first refusal option to enter into such proposed transaction, GBI and the proposed party identified in the Notice may complete such proposed transaction upon the pricing, terms, conditions and material provisions specified in GBI's Notice; provided that, if
          (i) GBI and such third party fail to complete such transaction within ***** days after the expiration of ATS' first refusal option, or (ii) if any of the pricing, terms, conditions or other material provisions contained in GBI's Notice are modified so as to be less favorable to GBI, or (iii) if the identity of such third party changes, then, in any such event, GBI shall give a new GBI's Notice to ATS, and ATS shall have a new first refusal option pursuant to the procedures above with respect to such delayed or modified proposed transaction.

19.2. Right to Receive ***** Percent of Consideration. If any or all of the Products, or GBI's Intellectual Property related to the Products, directly or indirectly, are sold, licensed or transferred in any fashion to any third party during the term of this Agreement, GBI covenants and agrees to pay and transfer to ATS ***** percent (*****%) of the ***** received by GBI and its Affiliates, directly or indirectly, in connection with any transaction or agreement described in Section 19.1(a) (the "ATS Share of Consideration"), and GBI further covenants and agrees to make such payment or transfer of ATS' Share of Consideration not later than within ***** (*****) business days after the receipt by GBI and/or its shareholders of the consideration from the transaction. At the same time, GBI covenants and agrees to provide ATS with a copy of the signed definitive agreement(s) within ***** (*****) business days after execution of such agreement(s), and a copy of all material documentation and information evidencing the closing of such transactions that relates in any way to the consideration within ***** (*****) business days of the closing. "Consideration" shall include all forms of consideration received or to be received by GBI and its shareholders in connection with any of the transactions or agreements described in this Article 19, including any earnout or deferred consideration when and as it is paid to GBI and its shareholders. If a sale, transfer or license of the Products (whether an entire product line or as one, several or all of the Products) occurs as part of a Change in Control transaction (excluding a Change of Control transaction between GBI and ATS), then the Parties hereto shall negotiate in good faith in order to allocate as reasonably as possible a portion of the overall consideration received by GBI and its shareholders in such Change in Control transaction to the fair value of the business and assets represented by such Products taking into account its fair market value, and such good faith negotiations shall be promptly completed so that GBI will pay and transfer, or cause to be paid and transferred, to ATS the ATS Share of Consideration within ***** (*****) days after the receipt by GBI and/or its shareholders of the consideration from the transaction.

                                   ARTICLE 20
                                   ARBITRATION

20.1. Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration

***** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     Association in effect on the date of this Agreement by a single arbitrator who shall be experienced in the medical device industry and who shall be appointed in accordance with such rules. The place of arbitration shall be Minneapolis, Minnesota.

20.2. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of Minnesota.

                                   ARTICLE 21
                                  FORCE MAJEURE

21.1. Definition. Force Majeure shall mean any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either Party, which prevents in whole or in material part the performance by one of the Parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: riots, civil or military disturbances, war, strikes, lockouts, labor slowdowns or stoppages, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning, and explosion.

21.2. Notice. Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

21.3. Suspension of Performance. During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder, except for the obligation to pay any amounts due and owing hereunder, to the extent that such suspension is commercially reasonable.

                                   ARTICLE 22
                                  MISCELLANEOUS

22.1. Relationship. This Agreement does not make either Party the employee, agent or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor.

22.2. Assignment. Except as otherwise provided in this Agreement, neither Party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party. Notwithstanding any other provision in this Agreement to the contrary, and subject to ATS' rights as set forth in Article 19, either Party may assign this Agreement to its successor in connection with a Change in Control of such Party. Any prohibited assignment shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

22.3. Notices. Notice permitted or required to be given under this Agreement shall be deemed sufficient if given in writing by facsimile, commercial air delivery service or by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties set forth below or at such other address as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon the earlier of: (a) receipt by the Party to which notice is given (which, in the instance of a facsimile, shall be deemed to have occurred at the time that the machine transmitting the facsimile verifies a successful transmission of the facsimile); (b) on the seventh business day following the date such notice was deposited in the mail; or (c) on the second business day following the date such notice was delivered to a commercial air delivery service. Notices shall be given as follows:

     If to GBI:        Genesee Biomedical, Inc.
                       1308 South Jason Street,
                       Denver, Colorado 80223
                       Attn: John T.M. Wright
                             Woodrow G. Mathison
                       Fax: (303) 777-8866

     With a copy to:   Davis Graham & Stubbs LLP
                       1550 Seventeenth Street, Suite 500
                       Denver, Colorado 80202
                       Attn: Wanda J. Abel
                       Fax: (303) 893-1379

     If to ATS:        ATS Medical, Inc.
                       3905 Annapolis Lane North
                       Minneapolis, Minnesota 55447
                       Attn: Vice President, Marketing
                             and Business Development
                       Fax: (763) 553-1492

     With a copy to:   Oppenheimer Wolff & Donnelly LLP
                       3300 Plaza VII
                       45 South Seventh Street
                       Minneapolis, Minnesota 55402
                       Attn: Thomas A. Letscher
                       Fax: (612) 607-7100

22.4. Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to this Agreement.

22.5. Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, other than by written amendment signed by the Parties hereto, except as expressly provided in this Agreement.

22.6. Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions of this Agreement substantially violates, comprises an integral part of or is otherwise inseparable from the remainder of this Agreement.

22.7. Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

22.8. Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

22.9. Publications. GBI and ATS may pursue publication of the results of any clinical study or trial conducted with respect to Products including white paper publications by ATS to expand market usage for Products. The Party seeking to publish shall provide the non-publishing Party with sufficient opportunity to review any such proposed publications and make recommendations as to revisions to any such proposed publication. Notwithstanding the foregoing, neither Party shall publish the other Party's Confidential Information, without the express written consent of the non-publishing Party, or publish any information that will affect the non-publishing Party's ability to seek patent protection.

                     [Following Page is the Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

ATS MEDICAL, INC.                       GENESEE BIOMEDICAL, INC.


By                                      By
   ----------------------------------      -------------------------------------
Its                                     Its
    ---------------------------------       ------------------------------------

                                    EXHIBIT A

                                DEVELOPMENT PLAN

                                    EXHIBIT B

                                 GBI INVENTIONS

                                    EXHIBIT C

                                 TRANSFER PRICES

                               (See Section 10.1)

                                    EXHIBIT D

                                     SAMPLES

                               (See Section 12.4)

Number of non-sterile samples in year one            ____________
Transfer price of additional non-sterile marketing
samples to be provided by GBI to ATS                 $___________